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                                                                    EXHIBIT: 4.1

                                                                  EXECUTION COPY

                 CERTIFICATE OF THE VOTING POWERS, DESIGNATIONS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                      OPTIONAL OR OTHER SPECIAL RIGHTS AND
              QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF,
               OF SERIES A MANDATORILY CONVERTIBLE PREFERRED STOCK
                                       OF
                              AOL TIME WARNER INC.

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                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
              -----------------------------------------------------

         AOL Time Warner Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), does hereby certify that the following resolution was duly adopted by action of a Special Committee (the "SPECIAL COMMITTEE") of the Board of Directors of the Corporation (the "BOARD OF DIRECTORS"), vested with the requisite authority by the Board of Directors.

         RESOLVED that pursuant to the authority expressly granted to and vested in the Special Committee by the Board of Directors, by the provisions of Section 2 of Article IV of the Restated Certificate of Incorporation of the Corporation, as amended from time to time (the "CERTIFICATE OF INCORPORATION"), and Section 151(g) of the General Corporation Law of the State of Delaware, the Special Committee hereby creates, from the authorized shares of Preferred Stock, par value $0.10 per share ("PREFERRED STOCK"), of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series as follows:

                  1. Definitions. As used herein, the following terms shall have the indicated meanings:

                           1.1.     "1933 ACT" means the Securities Act of 1933,
as amended from time to time.

                           1.2.     "AOLTW COMMON STOCK" means the Common Stock,
par value $0.01 per share, of the Corporation, or any successor securities or securities into which such Common Stock is converted (whether pursuant to a merger, reclassification or otherwise) prior to the conversion on the Conversion Date.

                           1.3.     "AOLTW REGISTRATION RIGHTS AGREEMENT" means
the Registration Rights Agreement, dated as of August 20, 2002, by and between the Corporation and TWE Holdings II Trust (as assignee of Comcast of Georgia, Inc., formerly named MediaOne of Colorado, Inc.), as amended.

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                           1.4.     "AOLTW STOCK PRICE" means the simple average
(rounded to the nearest 1/10,000) of the Trading Values of AOLTW Common Stock for each Trading Day during the Valuation Period (as appropriately adjusted, if necessary (without duplication of any other such adjustment), for any dividend or other distribution on, any subdivision, split or combination of, or any conversion in a merger, reclassification or other similar transaction of, the AOLTW Common Stock that is effected, that has a record date with respect thereto or in respect of which the AOLTW Common Stock first trades on an ex-basis with respect thereto, at any time after the day before the Valuation Period begins and ending at the time of conversion); provided that if the AOLTW Stock Price as so computed is less than the Specified Price, then the AOLTW Stock Price shall be deemed to be equal to the Specified Price.

                           1.5.     "BUSINESS DAY" means a day other than a
Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law or executive order to close.

                           1.6.     "CLOSING DATE" has the meaning specified in
the Restructuring Agreement.

                           1.7.     "CONVERSION AMOUNT" equals the Specified
Number.

                           1.8.     "CONVERSION DATE" means the earliest of (i)
the date on which the Registration Statement is declared effective, (ii) the second anniversary of the Closing Date, (iii) immediately prior to the effective time of any merger or consolidation of the Corporation in which the holders of shares of AOLTW Common Stock are entitled to receive only cash, securities that have been registered under the 1933 Act or a combination thereof and (iv) the date immediately prior to any record date fixed by the Board of Directors for purposes of determining the holders of AOLTW Common Stock entitled to participate in any extraordinary or non-recurring dividend (other than a dividend declared in connection with the adoption of a customary stockholder rights plan) declared by the Board of Directors in respect of the AOLTW Common Stock; provided, that the event described in clause (iv) shall not consititute a Conversion Date unless the holder of Series A Preferred Stock shall have delivered notice to the Corporation electing to so-convert its Series A Preferred Stock at least 2 Trading Days prior to such record date.

                           1.9.     "DESIGNATED NUMBER" means 134,245,006, as
appropriately adjusted, if necessary (and without duplication of any other such adjustment), for any subdivision, split or combination of, or conversion in a merger, reclassification or other similar transaction of the AOLTW Common Stock that is effected after the Closing Date and prior to the conversion on the Conversion Date.

                           1.10.    "LIEN" means, with respect to any property
or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes hereof, a person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds

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subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

                           1.11.    "NYSE" means the New York Stock Exchange;
provided, that if the AOLTW Common Stock is not listed on the New York Stock Exchange, the "NYSE" shall mean the principal market on which the AOLTW Common Stock is listed.

                           1.12.    "PERMITTED LIENS" means, with respect to the
Common Stock issuable upon conversion of the Series A Preferred Stock, any restrictions arising under the Transaction Agreements (as defined in the Restructuring Agreement) or any applicable federal or state securities laws.

                           1.13.    "REGISTRATION STATEMENT" means the "shelf"
registration statement prepared and filed by the Corporation pursuant to AOLTW Registration Rights Agreement with respect to the shares of AOLTW Common Stock issuable upon conversion of the Series A Preferred Stock.

                           1.14.    "RESTRUCTURING AGREEMENT" means the
Restructuring Agreement, dated as of August 20, 2002, by and among the Corporation, Comcast Corporation (formerly named AT&T Comcast Corporation) and the other parties named therein, as amended.

                           1.15.    "SPECIFIED NUMBER" means the number of
shares of AOLTW Common Stock (rounded to the nearest whole share) equal to the quotient obtained by dividing $1,500,000,000 by the AOLTW Stock Price.

                           1.16.    "SPECIFIED PRICE" means $6.665, as
appropriately adjusted, if necessary (and without duplication of any other such adjustment), for any dividend or other distribution on, or any subdivision, split or combination of, or conversion in a merger, reclassification or other similar transaction of, the AOLTW Common Stock occuring after August 20, 2002 and prior to the conversion on the Conversion Date.

                           1.17.    "TRADING DAY" means any day on which AOLTW
Common Stock is traded on the NYSE.

                           1.18.    "TRADING VALUE" means, with respect to AOLTW
Common Stock on any given Trading Day, the volume weighted trading price (rounded to the nearest 1/10,000) of AOLTW Common Stock on the NYSE, as reported by Bloomberg Financial Markets (or such other source as the Corporation and the holder of Series A Preferred Stock may agree) for that Trading Day; provided, that if volume-weighted pricing information is not reasonably available then the Corporation and the holder of the Series A Preferred Stock will agree on another method for determining the Trading Value..

                           1.19.    "VALUATION PERIOD" means the 15 consecutive
Trading Days ending on the first Trading Day immediately prior to the Conversion Date.

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                  2.       Number and Designation. The series of Preferred Stock
hereby established shall consist of one (1) share designated as Series A Mandatorily Convertible Preferred Stock (the "SERIES A PREFERRED STOCK").

                  3. Rank. The Series A Preferred Stock shall, with respect to dividend rights, rank on a parity with, and with respect to rights on liquidation, dissolution and winding-up pursuant to Section 5(a) hereof, rank prior to, the AOLTW Common Stock. All equity securities of the Corporation with which the Series A Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise) are collectively the "PARITY SECURITIES".

                  4. Dividends. Except as set forth in Section 9, the holder of Series A Preferred Stock shall not be entitled to receive dividends or any other distributions, whether declared in respect of the AOLTW Common Stock or otherwise. If the Corporation declares a dividend in connection with the adoption of a customary stockholder rights plan with a record date prior to the Conversion Date, appropriate actions shall be taken by the Board of Directors to ensure that the holder of Series A Preferred Stock shall be entitled, upon conversion of the share of Series A Preferred Stock, to receive rights as though it had participated in such dividend in respect of each share of AOLTW Common Stock received.

                  5. Liquidation. (a) Unless the Board of Directors determines that its fiduciary duties otherwise require, the Corporation shall not voluntarily effect a liquidation, dissolution or winding-up of the Corporation from and including the Closing Date through and including the Conversion Date. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation's assets (whether capital or surplus) shall be made to or set apart for the holders of AOLTW Common Stock, the holder of Series A Preferred Stock shall be entitled to receive an amount for the share of Series A Preferred Stock equal to $0.10 (the "LIQUIDATION PREFERENCE"). If, upon any involuntary liquidation, dissolution or winding-up of the Corporation, the Corporation's assets, or proceeds thereof, distributable to the holder of Series A Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any other Parity Securities ratably in accordance with the respective amounts that would be payable on such share of Series A Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full.

                           (b)      Upon the completion of the distribution
required by Section 5(a) above and any other distribution to any other class or series of capital stock of the Corporation ranking senior to the AOLTW Common Stock, any remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holder of the share of Series A Preferred Stock, the holders of shares of any other capital stock which ranks on parity with the AOLTW Common Stock and the holders of

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AOLTW Common Stock pro rata based on the number of shares of the AOLTW Common
Stock held by each (assuming conversion of the share of Series A Preferred Stock into the Conversion Amount, as calculated ending the Valuation Period on (and including) the Trading Day immediately prior to the distribution required by this Section 5(b), in accordance with Section 7 below).

                  6. Redemption. The Series A Preferred Stock shall not at any time be redeemable by the Corporation.

                  7.       Conversion.

                           7.1.     Subject to the provisions of this Section 7,
on the Conversion Date, the outstanding share of Series A Preferred Stock shall automatically and without any action on the part of the holder thereof convert in full into a number of shares of AOLTW Common Stock equal to the Conversion Amount. The conversion shall be deemed to have been effected at 10:00 a.m., New York City time, on the Conversion Date, except that any conversion occuring in connection with a merger of the Corporation of the type described in clause
(iii) of the definition of "Conversion Date" shall be deemed to have been effected immediately prior to the effective time of such merger. The person in whose name or names any shares of AOLTW Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of such shares of AOLTW Common Stock at such time on such date.

                           7.2.     As promptly as practicable after the
conversion of the share of Series A Preferred Stock pursuant to Section 7.1 (and in any event prior to the close of business on the Conversion Date), the Corporation shall cause to be issued and delivered to the former holder of Series A Preferred Stock a share ownership statement (or if requested by such holder or otherwise required by applicable law, a physical certificate) representing the whole number of shares of AOLTW Common Stock issuable upon conversion of such holder's share of Series A Preferred Stock. The deliveries specified in the preceding sentence shall be conditioned on prior delivery by the applicable holder of such holder's share of Series A Preferred Stock to the Corporation. From and after the Conversion Date, such share of Series A Preferred Stock shall no longer be deemed to be outstanding and all rights of the holder with respect to such share of Series A Preferred Stock shall immediately terminate except the right to receive a share ownership statement or certificate for AOLTW Common Stock and other amounts payable pursuant to this
Section 7.

                           7.3.     The Corporation shall at all times reserve
and keep available, free of all Liens, such number of authorized but unissued shares of AOLTW Common Stock as may be required to effect conversion of the Series A Preferred Stock pursuant to this Section 7. All shares of AOLTW Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, and free of all Liens other than Permitted Liens.

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                           7.4.     The Corporation shall pay any and all
issuance, delivery and transfer taxes in respect of the issuance or delivery of shares of AOLTW Common Stock on conversion of the Series A Preferred Stock pursuant to Section 7. The Corporation shall not, however, be required to pay any tax in respect of any transfer involved in the issuance or delivery of shares of AOLTW Common Stock in a name other than that of the holder of the Series A Preferred Stock so converted, and no such issuance or delivery shall be made unless and until the holder requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the Corporation's reasonable satisfaction that such tax has been paid.

                           7.5.     No fractions of shares of AOLTW Common Stock
shall be issued upon conversion of the Series A Preferred Stock. Instead the Corporation shall pay a cash amount in lieu of any fractional interest to which the holder of Series A Preferred Stock would otherwise be entitled in an amount equal to such fractional interest multiplied by the AOLTW Stock Price. For purposes of determining the fractional interest (if any) to which the holder of Series A Preferred Stock would be entitled, all shares (including fractional shares) of AOLTW Common Stock to which such holder is entitled upon conversion of such holder's Series A Preferred Stock shall first be aggregated.

                  8.       Voting Rights.

                           8.1.     Except as set forth in this Section 8 or as
otherwise provided by law, but subject to Section 9, the holder of record of the share of Series A Preferred Stock (i) shall be entitled to vote, together with the holders of AOLTW Common Stock as a single class, on all matters submitted for a vote of the holders of AOLTW Common Stock; (ii) shall be entitled to a number of votes for its share of Series A Preferred Stock equal to the Designated Number; and (iii) shall be entitled to notice of any stockholders' meeting in the same manner provided to holders of AOLTW Common Stock and in accordance with the Certificate of Incorporation and bylaws of the Corporation.

                           8.2.     So long as the share of Series A Preferred
Stock is outstanding, the Corporation shall not, without the affirmative vote of the holder of the outstanding share of Series A Preferred Stock either at a meeting of the holder of Series A Preferred Stock duly called for such purpose or by written consent (i) amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) the terms of the Series A Preferred Stock, its Certificate of Incorporation or its bylaws so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock or (ii) issue any additional shares of Series A Preferred Stock.

                           8.3.     The vote required by Section 8.2 shall be in
addition to any approval of stockholders of the Corporation required by law

                  9. Failure of Conversion. If the Series A Preferred Stock is not converted into AOLTW Common Stock on the Conversion Date for any reason

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whatsoever, from and after the Conversion Date until the time that the Series A
Preferred Stock is so converted (which will be as promptly thereafter as practicable), the share of Series A Preferred Stock shall be treated for purposes of dividends, voting and liquidation, dissolution, winding up and otherwise, as if such share had been converted into a number of shares of AOLTW Common Stock equal to the Conversion Amount.

                  10. Notices. All notices, requests and other communications to the holder of Series A Preferred Stock (except for any notices of stockholders meetings of the holders of AOLTW Common Stock, which shall be given in the manner provided in Section 8.1) shall be in writing (including facsimile transmission) and shall be given at the address of such holder as shown on the books of the Corporation. The holder of the outstanding share of Series A Preferred Stock may waive any notice required hereunder by a writing signed before or after the time required for notice or the action in question. Subject to applicable law, the Corporation shall give the holder of Series A Preferred Stock notice of any dividend described in clause (iv) of the definition of "Conversion Date" at least five Trading Days prior to the record date for such dividend.

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